UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No.1 to
FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SILVERSUN TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	16-1633636
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Regent Street
Livingston, NJ 07039
(973) 396-1720
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Mark Meller
Chief Executive Officer
SilverSun Technologies, Inc.
5 Regent Street
Livingston, NJ 07039
(973) 396-1720
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of communications, including communications sent to agent for service, should be sent to:
Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 Telephone: (732) 395-4400 Fax: (732) 395-4401
David E. Danovitch, Esq.
Zachary Blumenthal, Esq.
Avraham S. Adler, Esq.
Robinson Brog Leinwand Greene
Genovese & Gluck P.C.
875 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 603-6300
Fax: (212) 956-2164

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed to disclose the number of shares of common stock and warrants to purchase shares of common stock that are being deregistered and to confirm that the deregistration will occur upon filing of this Post-Effective Amendment.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-200726) of SilverSun Technologies, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2014, as amended on February 5, 2015, February 9, 2015, February 18, 2015, February 27, 2015, and March 2, 2015, by pre-effective amendment, and as supplemented from time to time, relating to   the issuance of up to 746,964 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) and warrants (the “Warrants”) to purchase 373,482 shares of Common Stock (and the shares of common stock issuable from time to time upon exercise of the Warrants), in connection with a “best efforts” offering of such Common Stock and Warrants (the “Offering”) by the Company’s placement agent, Alexander Capital, L.P. (the “Placement Agent”), and one or more sub agents or selected brokers, including without limitation The Benchmark Company.

Pursuant to the Placement Agency Agreement, dated March 4, 2015, between the Company and the Placement Agent, the Offering period ended on March 24, 2015.  The final closing of the sale of the Common Stock and Warrants will take place on March 27, 2015.  Accordingly, the Company is seeking to deregister 383,474 shares of Common Stock and 191,737 shares of Common Stock underlying Warrants registered pursuant to the Registration Statement that remained unsold.

Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company hereby amends the Registration Statement to deregister 383,474 shares of Common Stock and 191,737 shares of Common Stock underlying the Warrants that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Livingston, State of New Jersey, on March 27, 2015.

SILVERSUN TECHNOLOGIES, INC.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark Meller, his or her true and lawful attorney-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Name	Title	Date
/s/ Mark Meller	Chief Executive Officer,	March 27, 2015
Mark Meller	President and Chairman of the Board of Directors
(principal executive officer)

/s/ Crandall Melvin III	Chief Financial Officer	March 27, 2015
Crandall Melvin III	(principal financial officer)
(principal accounting officer)

/s/ Stanley Wunderlich	Director	March 27, 2015
Stanley Wunderlich

/s/ Joseph Macaluso	Director	March 27, 2015
Joseph Macaluso